Exhibit 3

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERU”

“AÑO DE LA DIVERSIFICACION PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACION”

Lima, November 3, 2015

OFICIO N° 004 -2015-EF/42.01

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

In my capacity as General Counsel of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B (File No. 333-205678) of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the U.S. Securities and Exchange Commission (the “Registration Statement”), relating to the issuance thereunder by the Republic of Euros1,100,000,000 aggregate principal amount of 2.750% Euro-Denominated Global Bonds due 2026 (the “Bonds”) under Supreme Decree No. 295-2015-EF of the Republic pursuant to the Underwriting Agreement, dated October 27, 2015 (the “Underwriting Agreement”) among the Republic and the underwriters named therein, I have reviewed the following documents:

(i) the Registration Statement;

(ii) the prospectus, dated August 18, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplements, dated October 27, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act;

(iii) the indenture, dated August 25, 2015 (the “Indenture”), among the Republic, The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and Luxembourg transfer agent;

(iv) a duplicate of the global notes representing the Bonds;

(v) the Underwriting Agreement;

(vi) all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following:

1. the Politic Constitution of the Republic of Peru of 1993, in particular Article 75;

2. the Sole Ordered Text of the General Indebtedness Law, Law No. 28563, approved by Supreme Decree No. 008-2014-EF; and

3. the Annual Indebtedness Law of the Public Sector for the Fiscal Year 2015, Law

No. 30283;

4. the Supreme Decree No. 295-2015-EF and the Ministerial Resolution No. 321-2015-EF/52;

(vii) all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed

It is my opinion that under and with respect to the current laws of Peru as of the date of this opinion, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof by the Trustee pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 5 to the Republic’s Annual Report on Form 18-K for the year ended December 31, 2014 (the “Annual Report”) and the use of the name of the General Counsel of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Annual Report, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Edgard Eduardo Ortiz Gal

Edgard Eduardo Ortiz Gal

General Counsel of the Ministry

of Economy and Finance of Peru